SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 23, 2014

    SECURITY NATIONAL FINANCIAL CORPORATION
(Exact name of registrant as specified in this Charter)

Utah	000-09341	87-0345941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5300 South 360 West, Salt Lake City, Utah	84123
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:  (801) 264-1060

                       Does Not Apply
(Former name or former address, if changed since last report)

ITEM 1.01. Entry into a Material Definitive Agreement.

Settlement Agreement with Bank of America, N.A. and Countrywide Home Loans, Inc.

On December 23, 2014, SecurityNational Mortgage Company (“SecurityNational Mortgage”), a wholly owned subsidiary of Security National Financial Corporation, entered into a Settlement Agreement (the “Settlement Agreement”) with Countrywide Home Loans, Inc. (“Countrywide Home Loans”), Bank of America, N.A. (“Bank of America”), successor-in-interest by the April 27, 2009 de jure merger to Countrywide Bank, FSB.  Under the terms of the Settlement Agreement, SecurityNational Mortgage is required to pay a settlement amount to Bank of America and Countrywide Home Loans, jointly as settlement purchasers.  On December 23, 2014, SecurityNational Mortgage made the full and final settlement payment from its mortgage loan loss reserve to Bank of America and Countrywide Home Loans by wire transfer.

The payment of the settlement amount is in full and final settlement of the claims and disputes between Bank of America and Countrywide Home Loans, and SecurityNational Mortgage under certain loan purchase agreements.  Bank of America, Countrywide Home Loans and SecurityNational Mortgage are parties to the Loan Purchase Agreement, originally entered into between Countrywide Funding Corporation and SecurityNational Mortgage, dated September 27, 1994; and Countrywide Home Loans and SecurityNational Mortgage are parties to the Home Equity Loan Purchase Agreement, dated January 15, 1997, including any amendments or modifications to such agreements (collectively, the “Loan Purchase Agreements”).

Bank of America and Countrywide Home Loans had alleged certain breaches of the representations and warranties regarding the sale by SecurityNational Mortgage of certain residential mortgage loans under Loan Purchase Agreements, including repurchase claims and obligations to indemnify Bank of America and Countrywide Home Loans under the Loan Purchase Agreements.  In addition, Bank of America and Countrywide Home Loans alleged that SecurityNational Mortgage may have additional obligations to cure, substitute or repurchase in regards to such mortgage loans that Bank of America and Countrywide Home Loans purchased from SecurityNational Mortgage under the Loan Purchase Agreements, as well as obligations to indemnify Bank of America and Countrywide Home Loans under the Loan Purchase Agreements.  SecurityNational Mortgage denied these allegations by Bank of America and Countrywide Home Loans.

Under the terms of the Settlement Agreement, SecurityNational Mortgage, Bank of America and Countrywide Home Loans agreed to full, complete and general mutual releases with respect to the alleged claims and disputes.  In particular, Bank of America and Countrywide Home Loans, as settlement purchasers, and SecurityNational Mortgage Company, as settlement seller, and their respective parent and subsidiary entities, predecessors, successors and affiliates agree to fully, finally and completely release and forever discharge each other and their respective parent and subsidiary entities, predecessors, successors, affiliates, assigns and their respective current and past directors, officers, employees, representatives and agents from any and all claims and disputes under the Loan Purchase Agreements.

The Settlement Agreement also provides that the parties expressly waive and relinquish any rights and benefits  they may have under Section 1542 of the California Civil Code  and any other statute or common law principle of similar effect in any state or federal jurisdiction.  Section 1542 of the California Civil Code states as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” To make certain that the provisions of Section 1542 are waived, the Settlement Agreement further provides that Bank of America, Countrywide Home Loans and SecurityNational Mortgage understand and agree that the general mutual release in the Settlement Agreement is intended to include all claims and disputes with respect to the Loan Purchase Agreements, whether direct, indirect or derivative, which either party may have against the other party, and which such party does not know or suspect to exist in its favor, and such release extinguishes such claims and disputes.

The Settlement Agreement further provides for a fraud exception. Under the fraud exception, SecurityNational Mortgage will remain obligated to Bank of America and Countrywide Home Loans for (and not be released from) the full amount of any claims and disputes, including interest, penalties, and reasonable attorney fees and other expenses incident to legal proceedings resulting from any systemic fraud. For purposes of this exception, systemic fraud is defined as pervasive or system-wide fraud committed by SecurityNational Mortgage or its representatives against Bank of America or Countrywide Home Loans on account of policies or practices of SecurityNational Mortgage during the origination of mortgage loans, as determined by a court of competent jurisdiction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURITY NATIONAL FINANCIAL CORPORATION
(Registrant)

Date: December 30, 2014	By: /s/ Scott M. Quist
Scott M. Quist, Chairman, President and Cheif Executive Officer